UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 14, 2009
CAMCO FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-25196	51-0110823

(State or other jurisdiction of	(Commission File No.)	(IRS Employer I.D. No.)
incorporation)
6901 Glenn Highway, Cambridge, Ohio 43725
(Address of principal executive offices)     (Zip Code)
Registrant’s telephone number, including area code: (740) 435-2020
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-10
EX-99

Section 5 — Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (c) On January 14, 2009, Camco Financial Corporation (“Camco”) announced that it appointed James E. Brooks, 36 years old, to serve as the Senior Vice President, Chief Financial Officer and Treasurer of Camco and its wholly-owned subsidiary, Advantage Bank.
     In connection with this appointment, Mr. Brooks’ salary will be increased to $125,000 and Camco entered into a Change of Control Agreement with Mr. Brooks (the “Agreement”), a copy of which is attached as Exhibit 10 and incorporated herein by reference. The Agreement has a term ending on January 31, 2010, which may be extended at the discretion of Camco’s Board of Directors for additional one-year periods prior to each anniversary of the Agreement. The Agreement provides that Mr. Brooks is entitled to certain benefits if he (i) is terminated by Camco within six months before or one year after a Change of Control, or (ii) terminates his employment within one year after a Change of Control for specific reasons set forth in the Agreement. In either case, Mr. Brooks will be entitled to an amount equal to two times his annual base compensation and payment of his health insurance premiums until the earliest of (A) the second anniversary of his termination or (B) the date on which he is eligible to be included in another employer’s benefit plans as a full-time employee. All terms not defined herein are as defined in the Agreement.
     A copy of the press release announcing Mr. Brooks’ appointment is attached as Exhibit 99.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10	Change of Control Agreement

99	Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMCO FINANCIAL CORPORATION
By:	/s/ Kristina K. Tipton
Kristina K. Tipton
Principal Accounting Officer

Date: January 21, 2009

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